Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS 2008 FIRST QUARTER RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ first quarter investor conference call can be accessed by teleconference on May 1, 2008 at 5:30 pm (Eastern Time) at 1-800-319-4610, toll free in North America. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through June 1, 2008. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, May 1, 2008 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the quarter ended March 31, 2008:
•	First Quarter Ended 2008 Financial and Operating Highlights

Results of Operations	Three months ended March 31
(Millions, except per share amounts and units)	2008	2007

Total revenue	$69	$108
Total gross margin	$4	$21
Housing revenue	$66	$104
Housing gross margin	$11	$20
Impairments on housing and land inventory	$6	$—
Net income / (loss) before taxes	$(20)	$5
Net income / (loss)	$(12)	$29
Earnings / (loss) per share — diluted	$(0.47)	$1.07

Net new home orders (units)	231	289
Active home selling communities	34	33
Backlog of homes (units at end of period)	266	397
Home closings (units)	120	151
Average home selling price (per unit)	$571,000	$707,000
Lot sales (units)	18	21

Unit information includes joint ventures.
•	Net loss before taxes for the three months ended March 31, 2008 was $20 million, compared to income of $5 million for the same period in 2007. The decrease in income before taxes of $25 million is primarily due to the following three factors:
(i)	Lower margins on housing and a decrease in the numbers of homes closed, when the three months ended March 31, 2008 are compared to the same period in the prior year. During the first three months of 2008, the company’s gross margin on housing was 15.9%, consistent with the fourth quarter of 2007, however, lower than the 19.5% gross margin on housing recorded in the first three months of 2007. In addition, home closings were 120 units, a decrease from the 151 units closed in the first three months of 2007.

(ii)	The company recorded impairment charges on its housing and land inventory of $6.2 million compared to nil in the first quarter of 2007. The impairments were recorded on six communities comprising 222 lots.

(iii)	The company entered into interest rate swap contracts during the period 2004 to 2007 totaling $260 million, which effectively fixed the rate on the company’s floating rate debt at 6.8%. As a result of the further decline during this quarter in short-term interest rates, the fair value of these derivatives declined and the company recorded a mark-to-market loss of $9.3 million compared to a loss of $0.7 million in the same period of 2007.
•	Net loss after taxes for the three months ended March 31, 2008 was $12 million or a loss of $0.47 per share, compared to net income of $29 million or $1.07 per share for the same period in 2007. The first three months of 2007 included in income $26 million related to the reversal of an income tax liability.
•	Housing revenue for the three months ended March 31, 2008 totaled $66 million, compared to $104 million for the same period in 2007. The company’s average selling price was $571,000 compared to $707,000 during the same period last year. The decrease is primarily due to a change in product mix and higher homebuyer incentives and/or reduced selling prices.
Recent Developments and Operating Highlights
•	Net New Orders: Net new orders for the first three months of 2008 were 231 units, a decrease of 58 units when compared to the first quarter of 2007, however, significantly higher than the net new orders of 104 units in the fourth quarter of 2007.
•	Lot Management: The company continues to monetize its inventory of approximately 3,400 fully developed lots, which includes over 480 homes completed or under construction. The company’s inventory of unsold completed homes was 156 units at March 31, 2008, down significantly from 285 units at the end of 2007. While inventory levels remain high, the company does not expect to invest significantly in the development of land.
•	Lots Owned and Controlled: At March 31, 2008, the company’s lots owned or controlled total 26,215. A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Geographic diversification of lots	31%	12%	36%	20%	1%	100%

Lot supply
Owned Directly	1,217	1,394	6,757	2,530	216	12,114
Joint Ventures	98	54	1,103	1,343	65	2,663
Optioned	6,878	1,679	1,500	1,381	—	11,438

Total	8,193	3,127	9,360	5,254	281	26,215

•	Joint Ventures: During the first quarter of 2008, the company purchased its partner’s 50% interest in a 2,600 lot joint venture in the Coachella Valley of California for $14 million of which $9 million was financed by a seller carry note. As a result, the company has consolidated this entity as at March 31, 2008 which includes the remaining $9 million of the entity’s seller carry note.
Outlook
•	The United States housing industry will remain challenging until an equilibrium between supply and demand for housing is achieved, which given the ongoing disruption in credit markets, is not anticipated to occur this year.
•	Despite the challenges, the company continues to target $100 million of operating cash flow in 2008 as it continues to monetize its inventory of 3,400 developed lots.

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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 26,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, investment in the development of land, targeted 2008 operating cash flow, anticipated timing of equilibrium between the supply and demand for housing, the monetization of lots (and the timing thereof), and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended
	March 31
(thousands, except per share amounts) (unaudited)	2008	2007

Revenue
Housing	$66,406	$104,040
Land	3,286	3,519

Total revenue	69,692	107,559
Direct cost of sales	(59,356)	(86,581)
Impairments on housing and land inventory	(6,150)	—

	4,186	20,978
Equity in earnings from housing and land joint ventures	39	324
Other (expense) / income	(9,030)	387
Selling, general and administrative expense	(16,605)	(16,512)

Operating (loss) / income	(21,410)	5,177
Minority interest	1,286	(165)

(Loss) / income before taxes	(20,124)	5,012
Income tax recovery	7,648	23,648

Net income / (loss)	$(12,476)	$28,660

Weighted average shares outstanding
Basic	26,663	26,615
Diluted	26,663	26,894

Earnings / (loss) per share
Basic	$(0.47)	$1.08
Diluted	$(0.47)	$1.07

Brookfield Homes Corporation
Condensed Balance Sheets

	As at March 31	As at Dec. 31
(thousands) (unaudited)	2008	2007

Assets
Housing and land inventory	$1,118,644	$1,078,229
Investments in housing and land joint ventures	126,612	130,546
Consolidated land inventory not owned	25,548	26,748
Receivables and other assets	54,001	50,066
Cash and cash equivalents	10,762	9,132
Deferred income taxes	58,148	55,943

	$1,393,715	$1,350,664

Liabilities and Stockholders’ Equity
Project specific and other financings	$798,036	$734,572
Accounts payable and other liabilities	146,874	159,956
Minority interest	81,631	76,486
Stockholders’ equity	367,174	379,650

	$1,393,715	$1,350,664